Exhibit 10.6.2

EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the Effective Date by and between Sound Surgical Technologies Inc., a Delaware corporation (the “Company”), and Dr. William W. Cimino (“Executive”).

RECITALS

In order to induce Executive to serve as the President and Chairperson of the Board of Directors of the Company, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth.

It is therefore hereby agreed by and between the parties as follows:

        1. Employment.

1.1 Position. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the Term (as defined herein) as its President and Chairperson of the Board of Directors. In his capacity as Chairperson of the Board of Directors of the Company, Executive shall report to the Board of Directors of the Company (the “Board”) and shall have the powers, responsibilities and authorities of a chairperson as assigned by the Board of Directors. In his capacity as President of the Company, Executive shall report to the Chief Executive Officer of the Company and shall have the powers, responsibilities, and authorities as are assigned by the Chief Executive Officer consistent with Executive’s position.

1.2 Duties. Subject to the terms and conditions of this Agreement, Executive hereby agrees to be employed as the President and Chairperson of the Board, and agrees to devote such full-time efforts (except for permitted vacation periods and reasonable periods of illness and other incapacity), to the best of his ability, experience, and talent, to the performance of services, duties, and responsibilities in connection therewith so that such performance shall be his primary business activity, except as provided below. Executive shall perform such duties and exercise such powers with respect to the activities of the Company, commensurate with his positions as President and Chairperson of the Board, as the Board and the CEO shall from time to time reasonably delegate to him. While Executive’s services, duties, and responsibilities delegated to him as provided herein shall constitute Executive’s primary responsibilities, Executive may devote such working time and effort to other business activities not related to ultrasonic medical devices, accessories or supplies in which he may choose to engage, provided that such other business activities do not interfere with his services, duties, and responsibilities under this Agreement or conflict with the business of the Company or its affiliates.

1.3 Other Service. Nothing in this Agreement shall preclude Executive from serving on boards of directors of other companies or trade organizations and participating in charitable, community or religious activities that do not substantially interfere with his duties and responsibilities hereunder or conflict with the business of the Company or its affiliates (the “Restricted Group”).

1.4 Office. Executive’s primary office will be located in the Company’s facility located in Louisville, Colorado or any other location reasonably acceptable to Executive.

2. Term.

2.1 Term of Employment. Executive’s term of employment under this Agreement shall commence as of the Effective Date (as defined below), and, subject to the terms hereof, shall terminate on the earlier of (i) December 31, 2006, or (ii) termination of Executive’s employment pursuant to this Agreement (the “Term”); provided, however, that any termination of employment by Executive (other than for death, Permanent Disability, or Good Reason) or by the Company (other than for Cause) may only be made upon 90 days prior written notice to the other party hereto. Executive shall resign from any and all positions, including board memberships, held by him with the Company or any subsidiary of the Company upon any termination of employment.

2.2 Effective Date. This Agreement shall be effective on the first business day following the date upon which the Company’s Initial Public Offering has been declared effective by the Securities and Exchange Commission (the “Effective Date”).

3. Compensation.

3.1 Salary. The Company shall pay Executive a base salary (“Base Salary”) at the rate of $250,000 per annum commencing on the effective date of this Agreement. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. The Compensation Committee of the Board will review Executive’s salary at least annually and shall provide increases as appropriate based upon the Company’s and the Executive’s performance, for each year during the initial term of this Agreement and during any extension thereof. Such Base Salary shall not be reduced and, as so increased, shall constitute “Base Salary” hereunder.

3.2 Annual Bonus. In addition to his Base Salary, Executive shall, commencing with the 2005 year and continuing each year (or fiscal year, if the Company shall use or adopt a fiscal year differing from the calendar year) hereafter, be afforded a reasonable opportunity to earn an annual cash bonus (the “Target Bonus”) during the Term of this Agreement in accordance with the Company’s bonus plan, except as otherwise provided herein. Executive’s Target Bonus shall be at least fifty percent (50%) of Base Salary or such greater amount as may be permitted under the Company’s bonus plan. The objectives to be met for Executive to earn the Target Bonus (“Target Bonus Objectives”) shall be established by the Compensation Committee of the Board. If the Company does not establish a bonus plan that covers Executive, or if the Compensation Committee does not establish Target Bonus Objectives, Executive shall be paid a bonus (“the Default Bonus”) in the amount of fifty percent (50%) of Base Salary. Executive shall be eligible to receive the bonus provided for herein so long as Executive is employed by the Company as of the last day of the calendar or fiscal year, whichever is applicable, except as otherwise provided in Section 6 of this Agreement.

4. Employee Benefits.

4.1 Employee Benefit Programs, Plans and Practices. The Company shall during the Term of this Agreement provide Executive with coverage under all employee pension and welfare benefit programs, plans, and practices (to the extent permitted under any employee benefit plan) in accordance with the terms thereof, including, without limitation, the Company’s Severance Plan For Executives And Officers and the Company’s Change In Control Separation Benefits Plan, which the Company generally makes available to its senior executives. If the termination of Executive’s position would entitle Executive to receive benefits under Section 6.1, 6.2 or 6.3 of this Agreement and under the Severance Plan for Executives and officers or the Change in Control Separation Benefits Plan, Executive shall not receive benefits under this Agreement and such other plan, but shall receive benefits under this Agreement or such plan, whichever provides greater benefits to Executive.

4.2 All Purpose Leave. While employed hereunder, Executive shall be entitled to paid all purpose leave (“APL”) in the same amount as provided under the Company’s APL policy for the most senior executives of the Company, which shall be taken at such times as are consistent with Executive’s responsibilities hereunder. The full amount of said APL shall accrue upon the Effective Date of this Agreement and upon each anniversary of the Effective Date during the term of this Agreement.

        5. Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement. The Company will reimburse Executive for such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company’s policy) accounts of such expenditures.

        6. Termination of Employment.

6.1 Termination Without Cause. Except as provided in Section 6.3, if Executive’s employment is terminated by the Company (other than for Permanent Disability, death, or Cause), Executive shall receive such payments, if any, under applicable plans or programs, including but not limited to those referred to in Section 4.1 hereof, to which he is entitled pursuant to the terms of such plans or programs, and any unpaid payments of Base Salary previously earned, any unpaid Bonus earned or awarded for prior periods, and accrued vacation and expenses incurred for which Executive is entitled to reimbursement hereunder. If Executive is terminated under this Section 6.1, Executive shall also be entitled to receive:

(a) an amount in lieu of any other cash compensation beyond that provided in the immediately preceding sentence, which amount shall be equal to the sum of:

(i) fifty percent (50%) of the Target Bonus if Target Objectives have been defined (without regard to whether Target Objectives have been met) or, if no Target Objectives have been defined, fifty percent (50%) of the Default Bonus amount set forth in Section 3.2 hereof, reduced by any amounts owed by Executive to Company; and

(ii) the Executive’s annual Base Salary at the date of termination (1) for the remainder of the year in which Executive’s employment is terminated and (2) for each additional year then remaining in the term of this Agreement or any extension thereof (the aggregate payable under (1) and (2) shall not be less than Executive’s annual Base Salary), payable monthly per the normal payroll cycle; and

(b) continued coverage for a 12-month period under any employee medical, health, and life insurance plans in accordance with the respective terms thereof applicable to active employees (other than the requirement of continued employment); provided, such continued coverage is permitted under such plans.

In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

6.2 Termination For Good Reason. Except as provided in Section 6.3, if Executive resigns for Good Reason (as defined below), Executive shall receive such payments, if any, under applicable plans or programs, including but not limited to those referred to in Section 4.1 hereof, to which he is entitled pursuant to the terms of such plans or programs, and any unpaid payments of Base Salary previously earned, any unpaid Bonus earned or awarded for prior periods, and accrued vacation and expenses incurred for which Executive is entitled to reimbursement hereunder. If Executive resigns under this Section 6.2, Executive shall also be entitled to receive:

(a) an amount in lieu of any other cash compensation beyond that provided in the immediately preceding sentence, which amount shall be equal to the sum of:

(i) fifty percent (50%) of the Target Bonus if Target Objectives have been defined (without regard to whether Target Objectives have been met) or, if no Target Objectives have been defined, fifty percent (50%) of the Default Bonus amount set forth in Section 3.2 hereof, reduced by any amounts owed by Executive to the Company; and

(ii) the Executive’s annual Base Salary at the date of termination (1) for the remainder of the year in which Executive’s employment is terminated and (2) for each additional year then remaining in the term of this Agreement or any extension thereof, (the aggregate payable under (1) and (2) shall not be less than Executive’s annual Base Salary), payable monthly per the normal payroll cycle; and

(b) continued coverage for a 12-month period under any employee medical, health, and life insurance plans in accordance with the respective terms thereof applicable to active employees (other than the requirement of continued employment); provided, such continued coverage is permitted under such plans.

“Good Reason” shall be defined as (i) a reduction in Executive’s Base Salary or the establishment of or any amendment to the annual cash bonus plan which would materially impair the ability of Executive to receive the Target Bonus (other than the establishment of reasonable performance targets to be set annually in good faith by the Board or the compensation committee thereof), (ii) a diminution of Executive’s titles, positions or authority, other than Executive’s title, position or authority as Chairperson, excluding for this purpose an action not taken in bad faith and which is remedied within twenty (20) days after receipt of written notice thereof given by Executive; or the assignment to Executive of any duties inconsistent with Executive’s position (including status or reporting requirements), authority, or material responsibilities, or the removal of Executive’s authority or material responsibilities, excluding for this purpose an action not taken in bad faith and which is remedied by the Company within twenty (20) days after receipt of notice thereof given by Executive, (iii) a transfer of Executive’s primary workplace by more than twenty-five (25) miles from the current workplace unless agreed to by the Executive in his sole discretion, (iv) a material breach of this Agreement by the Company which is not remedied within twenty (20) days after receipt of written notice thereof given by Executive, or (v) Executive is not President.

6.3 Termination During a Change of Control. In lieu of payments under sections 6.1 or 6.2, if within two years following a Change in Control (as defined below), Executive’s employment is terminated by the Company (other than for Permanent Disability, death, or Cause) or the Executive resigns for Good Reason, Executive shall receive such payments and benefits, if any, under applicable plans or programs, including but not limited to those referred to in Section 4.1 hereof, to which he is entitled pursuant to the terms of such plans or programs, and any unpaid payments of Base Salary previously earned, any unpaid Bonus earned or awarded for prior periods, and accrued vacation and expenses incurred for which Executive is entitled to reimbursement hereunder. In the event that the Company does not have a Change in Control Plan pursuant to which Executive is entitled to receive payments and benefits, then Executive shall also be entitled to receive:

(a) an amount in lieu of any other cash compensation beyond that provided above, which amount shall be equal to two (2) times Executive’s annual Base Salary plus two (2) times Executive’s Target Bonus payable in a lump sum six months after the date of termination of employment, reduced by any amounts owed by Executive to the Company; and

(b) continued coverage for a 12-month period under any employee medical, health and life insurance plans in accordance with the respective terms thereof applicable to active employees (other than the requirement of continued employment); provided, such continued coverage is permitted under such plans

“Change in Control” for purposes of this section shall have the same meaning as contained in the Company’s Change in Control Plan. If the Company does not have a Change in Control Plan, then “Change in Control” shall be have the same meaning set forth in the form of Change in Control Plan filed with the Company’s Registration Statement).

6.4 Permanent Disability. If Executive is unable to engage in the activities required by Executive’s job by reason of any medically determined physical or mental impairment which has lasted or can be expected to last for a continuous period of not less than six (6) consecutive months (“Permanent Disability”), the Company or Executive may terminate Executive’s employment on written notice thereof, and Executive shall receive or commence receiving, as soon as practicable accrued but unpaid Base Salary and such payments under applicable plans or programs, including but not limited to those referred to in Sections 4.1, 4.2 and 5 hereof, to which he is entitled pursuant to the terms of such plans or programs.

6.5 Death. In the event of Executive’s death during the Term, Executive’s estate or designated beneficiaries shall receive or commence receiving, as soon as practicable accrued but unpaid Base Salary and such payments under applicable plans or programs, including but not limited to those referred to in Sections 4.1, 4.2 and 5 hereof, to which Executive’s estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs.

6.6 Termination for Cause; Resignation by Executive.

(a) The Company shall have the right to terminate the employment of Executive for Cause. In the event that Executive’s employment is terminated by the Company for Cause or by Executive for any reason (other than by Executive for Good Reason or as a result of the Executive’s Permanent Disability or death) during the Term of this Agreement, Executive shall not be entitled to the payment of any compensation otherwise included under this Agreement. After the termination of Executive’s employment under this Section 6.6, the obligations of the Company under this Agreement to make any further payments, or provide any benefits specified herein, to Executive shall thereupon cease and terminate.

(b) As used herein, the term “Cause” shall be limited to any of the following from and after the date hereof: (i) any willful breach of any material written policy of the Company that results in material and demonstrable liability or loss to the Company; (ii) the engaging by Executive in conduct involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to the Company, including, but not limited to, misappropriation or conversion of assets of the Company (other than immaterial assets); (iii) conviction of or entry of a plea of nolo contendere to a felony; (iv) a material breach of this Agreement by engaging in action in violation of the restrictive covenants in this Agreement; or (v) the failure or refusal of Executive to perform the usual or customary duties of his employment in a competent and professional manner after reasonable notice and opportunity to correct deficiencies (reasonable notice being written notice of deficiency, and reasonable opportunity of thirty days to correct the specified deficiency). No act or failure to act by the Executive shall be deemed “willful” if done, or omitted to be done, by him in good faith and with the reasonable belief that his action or omission was in the best interest of the Company.

        7. Indemnification. To the fullest extent permitted by the indemnification provisions of the articles of incorporation and bylaws of the Company in effect as of the date of this Agreement and the indemnification provisions of the corporation statute of the jurisdiction of the Company’s incorporation in effect from time to time (collectively, the “Indemnification Provisions”), and in each case subject to the conditions hereof, the Company shall (i) indemnify Executive, as a director and officer of the Company or a subsidiary of the Company or a trustee or fiduciary of an employee benefit plan of the Company or a subsidiary of the Company, or, if Executive shall be serving in such capacity at the Company’s written request, as a director or officer of any other corporation (other than a subsidiary of the Company) or as a trustee or fiduciary of an employee benefit plan not sponsored by the Company or a subsidiary of the Company, against all liabilities and reasonable expenses that may be incurred by Executive in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because Executive is or was a director or officer of the Company, a director or officer of such other corporation or a trustee or fiduciary of such employee benefit plan, and against which Executive may be indemnified by the Company, and (ii) pay for or reimburse the reasonable expenses incurred by Executive in the defense of any proceeding to which Executive is a party because Executive is or was a director or officer of the Company, a director or officer of such other corporation or a trustee or fiduciary of such employee benefit plan. The rights of Executive under the Indemnification Provisions shall survive the termination of the employment of Executive by the Company.

        8. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

        To the Company:

Sound Surgical Technologies Inc.

357 S. McCaslin Blvd., Suite 100

Louisville, CO 80027

Attn: Donald B. Wingerter, Jr.

with copies to:

Sound Surgical Technologies Inc.

Corporate counsel

To Executive:

Dr. William W. Cimino

578 Sagebrush Court

Louisville, CO 80027

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duty delivered as described above), and the third business day after the actual date of mailing hall constitute the time at which notice was given.

        9. Separability; Legal Fees. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. The non-prevailing party shall bear the costs of any legal fees and other fees and expenses which may be incurred by the prevailing party in respect of enforcing its respective rights under this Agreement except as otherwise provided herein.

        10. Assignment. This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns, and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise)

to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

11. Amendment. This Agreement may only be amended by written agreement of the parties hereto.

12. Nondisclosure of Confidential Information: Non-Competition.

(a) Executive shall not, without the prior written consent of the Company, use, divulge, disclose, or make accessible to any other person, firm, partnership, corporation, or other entity any Confidential Information pertaining to the business of the Company, its subsidiaries, or its affiliates except (i) while employed by the Company, in the business of and for the benefit of the Restricted Group, or (ii) as required by law. For purposes of this Section 12(a), “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing, acquisition, and divestiture plans and other non-public, proprietary and confidential information of the Restricted Group, that, in any case, is not otherwise available to the public (other than by Executive’s breach of the terms hereof).

(b) During the period of his employment hereunder and thereafter for the greater of one year or the period during which Executive receives benefits hereunder or under the Company Severance Plan for Executives and Officers Executive agrees that, without the prior written consent of the Company, (A) he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender, or employee or in any other capacity, carry on, be engaged in, or have any financial interest in, any business in Competition (as defined in Section 12(c) of this Agreement) with the business of the Restricted Group and (B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or hire for the benefit of anyone, other than the Restricted Group, any person who is, or was at any time during the twelve (12) months immediately preceding the time of the solicitation or hiring by Executive employed by the Restricted Group (other than Executive’s secretary or other administrative employee who worked directly for him).

(c) For purposes of this Section 12, a business shall be deemed to be in “Competition” with the Company if it designs, manufactures, markets, or sells ultrasonic medical devices, accessories or supplies for use in the Company’s actual or contemplated field of business from the time Executive commenced employment with the Company and its predecessor, Sound Surgical Technologies LLC, through his last date of Executive’s employment with the Company, including, but not limited to, ultrasonic devices, accessories and supplies for lipoplasty, skin retraction, treatment of cellulite and other aesthetic and cosmetic procedures, transdermal delivery of drugs and hormones and ultrasonic cutting instruments.

(d) Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power, and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenant contained in this Section 12 would irreparably injure the Company. Accordingly, Executive agrees that the Company, in addition to pursuing any other remedies it may have in equity, may seek an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive and, upon the issuance of a preliminary injunction in favor of the Company, cease making any payments otherwise required by this Agreement; provided, however, that in the event a court of competent jurisdiction, which recognizes the validity of the provisions of this Section 12, finds Executive not to be in violation of the provisions of this Section 12, then the Company shall pay to Executive, in a lump sum, within ten days of such determination, all amounts that would have been payable to Executive hereunder through the date of such determination and continue making any other payments due with respect to periods of time subsequent to such determination in accordance with the provisions of this Agreement.

        13. Legal Expenses. In the event the Executive is required to hire counsel to negotiate on his behalf in connection with his termination or resignation from the Company upon the occurrence of a Change of Control, or in order to enforce the rights and obligations of the Executive as provided herein, the Company shall reimburse to the Executive all legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably and in good faith incurred by the Executive in seeking to enforce the terms hereof. Such reimbursement shall be paid every 30 days after the Executive provides copies of invoices from the Executive’s counsel to the Company. Such invoices may be redacted to preserve the attorney-client privilege, client confidentiality, or work product. Notwithstanding the above, legal fees and related expenses incurred to enforce the rights and obligations of the Executive under this Agreement or the Severance Plan shall be reimbursed only if and after Executive prevails in such enforcement action.

        14. Inventions Assignment. Any and all inventions relating to, without limitation. any new contributions, designs, improvements, or discoveries, whether patentable or unpatentable, of any medical device or process in any way involving, supporting, or relating to the use of ultrasonic waves which is made, conceived, or first actually or constructively reduced to practice by Executive while Executive is employed by the Company and during the Term (or during employment by Sound Surgical Technologies LLC prior to the execution of this agreement), shall belong to the Company, and Executive shall promptly disclose each such invention to the Company. Executive shall execute an assignment to the Company, or to another designated by the Company, of his entire right, title, and interest in and to each such invention, and in and to all patent applications for such invention, in and to all priority rights as acquired under the International Convention on the Protection of Industrial Property by the filing of any such application, and in and to all patents that may be granted on any such invention throughout the world. Executive agrees to sign all patent applications, declarations, and other lawful papers and, at the Company’s expense, to assist the Company, its successors, assignees, and others designated by it to receive an assignment as provided above in every lawful way to obtain and sustain such patents as and when requested by the Company.

        15. Assistance in Litigation. At the request and expense of the Company (including a reasonable payment based on the Executive’s last per diem earnings with the Company) for the time involved if the Executive is not then in the Restricted Group’s employ or receiving severance payments pursuant to Section 6 and upon reasonable notice, the Executive shall, at all times during and for a period of five years after the Employment Period, furnish such information and assistance to the Company as it may reasonably require in connection with any issue, claim, or litigation in which the Restricted Group may be involved (other than any such issue, claim, or litigation with respect to which the Executive is a party adverse to the Company). During such period, the Executive shall provide such assistance at those times and places as may be reasonably requested by the Company and not unreasonably inconvenient to the Executive. The Executive shall not, pursuant to Section 14 or 15 hereof, be required to provide such assistance for more than three consecutive days or for an aggregate of 15 days or more in any consecutive six-month period.

        16. Provisions Concerning Acceleration of Option Vesting. Unless the Company’s stock option plans then in effect are more favorable to the Executive, in which case they shall apply, upon the termination without cause or for good reason, all stock options held by the employee will become fully vested and be immediately exercisable, and the Executive shall be provided a two-year period in which to exercise such accelerated options; provided, however that such period shall not extend beyond the tenth anniversary date of the date of the option grant.

        17. Beneficiaries: References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative, and the Company shall pay amounts payable under this Agreement, unless otherwise provided herein, in accordance with the terms of this Agreement, to Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, or estate, as the case may be. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

18. Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 18 are in addition to the survivorship provisions of any other section of this Agreement.

19. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Colorado, without reference to rules relating to conflicts of law.

20. Effect on Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding between the Company or any affiliate of the Company and Executive, including, without limitation, the Employment Agreement and Invention Assignment Agreement dated as of August 10, 1998, and as amended and extended on September 1, 2002 (collectively, the “Prior Agreement”), by and between Sound Surgical Technologies LLC and Executive, which agreement shall terminate in all respects upon the Effective Date.

21. Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

23. Mutual Waiver of Jury Trial. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES) AND THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SOUND SURGICAL TECHNOLOGIES INC.		EXECUTIVE

By:	/S/ DONALD B. WINGERTER, JR	/S/ DR. WILLIAM W. CIMINO
	Name: Donald B. Wingerter, Jr Tttle: Chief Executive Officer	Name: Dr. William W. Cimino Title: President and Chairperson